CONSENT


We have issued our report dated January 21, 2000, except for Notes K and N for which the date is March 23, 2000, accompanying the consolidated financial statements of Sensar Corporation and Subsidiaries, in the Annual Report on Form 10-K, which are incorporated by reference in the Form S-4 Registration Statement and Joint Proxy Statement/Prospectus. We consent to the incorporation by reference of the aforementioned report in the Registration Statement and Joint Proxy Statement/Prospectus and to the use of our name as it appears under the caption "Experts".


     /s/  Grant  Thornton  LLP
     GRANT  THORNTON  LLP


Salt  Lake  City,  Utah
August  4,  2000
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